Exhibit 99.1

NEWS RELEASE

TRACK DATA REPORTS THIRD QUARTER RESULTS

Brooklyn, New York - November 14, 2006 - Track Data Corporation (Nasdaq: TRAC) today announced results for its third quarter ended September 30, 2006.

Revenues for the third quarter ended September 30, 2006 were $10,323,000 compared to $8,798,000 for the same period in 2005, an increase of 17%. Net income for the third quarter of 2006 was $224,000, or $.03 per share, compared to a net loss of $(274,000), or $(.03) per share, in 2005. The increased revenues were principally attributable to Track ECN. However, these increased revenues are realized with very little profit margin. Until the end of October 2006, Track ECN conducted its business on the Nasdaq trading platform. Track ECN has since moved its business to the Alternative Display Facility (ADF) and the National Stock Exchange (NSX). Management cannot determine how these moves will affect revenues in the long-term, but it has resulted in significant short term declines in revenue. The Company continues to experience declines in revenues from its market data services to the professional market. Management expects this trend to continue through 2006, negatively impacting revenues and profits.

Revenues for the nine months ended September 30, 2006 were $32,842,000 compared to $27,385,000 for the same period in 2005, an increase of 20%. Net income for the 2006 period was $1,839,000, or $.22 per share, compared to a net loss of $(293,000), or $(.03) per share, in 2005. The increased revenues were principally attributable to Track ECN. The 2005 period includes after-tax income of $369,000 from telecommunications credits and the reversal of a judgment on sales taxes assessed. The 2006 and 2005 periods include after-tax gains of $1,066,000 and $637,000, respectively, from the sale of Innodata and Edgar online common stock.

Track Data is a New York-based financial services company that provides direct access brokerage, real-time financial market data, news, and research to institutional and individual investors through dedicated telecommunication lines and the Internet.

For professional investors, Track Data Securities offers proTrack, a direct access trading platform with fully integrated market data. proTrack offers unbiased trade routing, allowing clients control over where their orders are sent. proTrack is also available to broker-dealers under a service bureau arrangement as an execution platform.

The Company also owns and operates the Track ECN, an electronic communications network that allows traders to display and match limit orders for stocks. Track ECN offers subscribers the highest published rebate in the industry.

Continued

Track Data Corporation
Press Release

For individual investors, Track Data Securities offers myTrack and TrackTrade, both fully integrated, Internet-based online trading and market data systems. Each platform offers direct access online trading, allowing users the choice of where to route their equity and options orders. myTrack and TrackTrade offer continuous, dynamic streams of live market data powered by application-based software and a constant server connection similar to systems used by professionals.

For all investors, the Company’s NewsWare division offers NewsWatch, a PC-based application that aggregates news from thousands of sources. Featuring real-time full text filtering and complex queries, its real-time alerting functions allow users to choose topics of interest and be among the first to know when news breaks.

For additional information, please contact Rafi Reguer, Vice President, Corporate Communications, at
718-522-0222 or by e-mail: rafi_reguer@trackdata.com.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "plan," "anticipate" and other similar expressions generally identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties, including without limitation, volatility in the stock market, changes in external market factors including the economy, changes in the Company's business or growth strategy or an inability to execute its strategy due to changes in its industry and other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Forms 10-K, 8-K, 10-Q, S-3 and S-8. Actual results could differ materially from the results referred to in the forward-looking statements.

FINANCIAL HIGHLIGHTS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006		2005
Revenues	$10,323,000	$8,798,000	$32,842,000		$27,385,000
Net income (loss)	224,000	(274,000)	1,839,000	(A)	(293,000	) (A)(B)
Basic and diluted income (loss) per share	$.03	$(.03)	$.22		$(.03)

(A)		Includes an after tax gain on sales of Innodata and Edgar Online common stock of $1,066,000 in 2006 and $637,000 in 2005.
(B)		Includes after-tax income of $369,000 from the reversal of a judgment on sales taxes assessed and telecommunication credits.